UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 7, 2007

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 7, 2007, National CineMedia, Inc. (the “Company”) entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers. They also require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

A form of the Indemnification Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 8, 2007, the Company’s board of directors appointed David R. Haas as a Class II director. Mr. Haas will serve as the chair of the Company’s audit committee. The Company has determined that Mr. Haas qualifies as “independent” under the rules of the Nasdaq Global Market and as an “audit committee financial expert” under the federal securities laws and regulations.

Mr. Haas has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994. Prior thereto, Mr. Haas was at Warner Communications for 14 years and held several positions at the company. Mr. Haas served as a director of Information Holdings, Inc. from July 1988 through December 2004. Mr. Haas currently serves as a director and chair of the audit committee of Armor Holdings, Inc.

Mr. Haas will be compensated for his service as a director and as a member and chair of the audit committee in accordance with the Company’s standard director compensation program.

Mr. Haas is not a party to any related person transactions with the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: February 12, 2007	By:	/s/ Gary W. Ferrera
Gary W. Ferrera
Executive Vice President and Chief Financial Officer